PRESS RELEASE

Contacts:

Home Diagnostics Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com Schwartz Communications Courtney Smith (media) (781) 684-0770 homediagnostics@schwartz-pr.com

Home Diagnostics, Inc. Board Appoints Joseph H. Capper
as President and CEO

FORT LAUDERDALE, Fla. – February 23, 2009 – Home Diagnostics, Inc. (NASDAQ: HDIX), a leading manufacturer and marketer of diabetes testing supplies, today announced that it has appointed Joseph H. Capper, 45, as President, CEO and Director. The appointment concludes the executive search undertaken by the Board of Directors in November 2008 to identify a replacement for J. Richard Damron, Jr., who served in the same capacity since 2001 and will be departing the company.

“On behalf of the board I would like to thank Dick for his commitment and assistance during this transition period,” said George H. Holley, Chairman of the Board of Home Diagnostics. “We extend our best wishes to him and appreciate the leadership he provided to Home Diagnostics during the last eight years which include the company’s successful public offering.”

“I am pleased to appoint Joe Capper to the positions of CEO and President of Home Diagnostics and welcome him to the Board of Directors,” said Holley. “Joe garnered extensive experience in the diabetes industry during his tenure at Bayer and CCS Medical and has an understanding of our distribution channels as well as operations and supply chain management. Joe is the ideal leader to join our existing strong management team in order to move Home Diagnostics to the next stage of growth by maximizing our current product expansion and capitalizing on the strength of our distribution network.”

“I have been familiar with Home Diagnostics as a business partner for many years and look forward to leveraging my experience in the field to help accelerate the growth and expansion of our business,” said Joe Capper, President and CEO of Home Diagnostics. “I have great respect for the company’s ability to innovate, the product portfolio and the market position they have achieved in the industry. I am extremely excited about the opportunity to join the Home Diagnostics team and look forward to capitalizing on our strong product line and market position.”

Joe Capper was most recently President and Chief Executive Officer of CCS Medical, a leading medical supply management company, from 2003 to 2008. Under his leadership, CCS Medical’s annual sales grew from approximately $60 million to over $500 million. Additionally, he was responsible for acquiring and integrating Becton Dickenson’s blood glucose monitoring division into the CCS product line and commercializing it under the Nova Max brand.

Prior to joining CCS, Mr. Capper worked with Bayer Healthcare’s diabetes care division where he served as the division’s national sales director. Mr. Capper also served as an officer in the U.S. Navy earlier in his career. He holds a Bachelor of Science in Accounting from West Chester University and an MBA in International Finance from George Washington University.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TRUE2go™, TRUEresult™, TRUEtrack®, Sidekick®, TRUEread™ and Prestige Smart System® blood glucose monitoring systems. The products are available in more than 45,000 pharmacies throughout the U.S. Home Diagnostics is the exclusive co-brand supplier of blood glucose monitoring supplies for leading pharmacies including CVS, Rite Aid and Walgreens as well as national distributors such as AmerisourceBergen, Cardinal Health and McKesson. Home Diagnostics, Inc. was named one of Forbes magazine’s “200 Best Small Companies” in 2008. For more information please visit www.homediagnostics.com.

Forward-Looking Statements

The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

TRUE2go, TRUEresult, TRUEtest, TRUEtrack, Sidekick, TRUEread and Prestige IQ are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

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